Exhibit 99.1

1375 East 9th St | Suite 3100 | Cleveland, Ohio 44114 | 440-701-5100

For Immediate Release

Gas Natural Inc. Announces Changes to Board of Directors

CLEVELAND, OH, June 11, 2015 – Gas Natural Inc. (NYSE MKT: EGAS) (the “Company”), a holding company operating local natural gas utilities serving approximately 68,000 customers in six states, today announced the appointments of James P. Carney and Robert B. Johnston to its Board of Directors, effective Monday, June 8, 2015. Mr. Carney and Mr. Johnston will stand for election at the Annual General Meeting of Shareholders on July 29, 2015. W. E. "Gene" Argo, a Director since 2002, and Wade F. Brooksby, a Director since 2010, will not stand for reelection at the shareholders’ meeting.

In addition, Eric D. Weldele, former Chief of Staff of the Public Utility Commission of Ohio and advisor for Cox Consulting Group, will be put forth for election by the shareholders at the annual meeting as a candidate for the Board of Directors.

Mr. Gregory J. Osborne, Gas Natural’s President and Chief Executive Officer, commented, “We continue to change and evolve as a Company as we transform Gas Natural into a benchmark quality natural gas utility. We have appreciated the dedication and guidance Gene and Wade have provided the Company over their many years of service on the Board. They have been integral to our growth and valuable contributors over this last year of change and challenge."

"As we move forward, we welcome the extensive utility experience and new perspectives that Jim and Rob bring as we execute our strategy to safely and reliably serve our customers with low cost natural gas, reduce our costs and strengthen our earnings capability. We look forward to their commitment and contributions to maximizing shareholder value.”

Mr. Carney has nearly 35 years of experience serving in various financial positions in the utility industry. He currently is an Executive in Residence and adjunct faculty member in the Virginia Commonwealth University Department of Finance, Insurance and Real Estate where he also serves as chair of the executive committee of the Finance Advisory Council. Mr. Carney previously served as the Vice President—Corporate Finance and Assistant Treasurer of Dominion Resources, Inc. and the Assistant Treasurer and Assistant Corporate Secretary of Virginia Electric and Power Company. Mr. Carney holds a Master of Science in Economics degree from Purdue University and a Bachelor of Business Administration degree from Kent State University.

Mr. Johnston has over 20 years of experience in various financial and strategic roles, including having served as director for a number of publicly-traded companies. He is currently the Executive Vice President and Chief Strategy Officer of The InterTech Group, Inc. An affiliate of The InterTech Group is the largest shareholder of the Company and currently owns approximately 9% of the Company’s issued and outstanding stock. Mr. Johnston is also the Chairman of the Board of Supremex, Inc. (TSX: SXP) and a Director of Corning Natural Gas Holding Company (OTC: CNIG), Span America Medical Products (NASDAQ: SPAN), Fyffes PLC (Dublin and LSE: FFY) and Circa Enterprises (TSX-V: CTO). He previously served as the Deputy Governor (Vice Chairman) and CEO of the Hudson’s Bay Company. Having previously served on the Boards of Pacific Northern Gas (TSX: PNG) and the Central Vermont Public Service Corporation (NYSE: CV), Mr. Johnston has extensive governance experience with regulated utilities.

Gas Natural Inc. Announces Changes to Board of Directors

June 11, 2015

Mr. Weldele, Cox Consulting Group, LLC, has over 16 years of Government Affairs experience along with over 7 years of Utility expertise. He most recently served as the Chief of Staff of the Ohio Public Utilities Commission (PUCO) and on the Executive Committee of the National Association of Regulatory Utility Commissions. He was responsible for the day-to-day operations and policy oversight of the PUCO. Prior to serving in this role, Mr. Weldele was a member of the Government Affairs and Utility Practice of Tucker, Ellis & West, LLP. Mr. Weldele holds a law degree from Capital University Law School and an economics degree from Ohio Wesleyan University.

About Gas Natural Inc.
Gas Natural Inc., a holding company, distributes and sells natural gas to end-use residential, Gas Natural Inc., a holding company, distributes and sells natural gas to end-use residential, commercial, and industrial customers. It distributes approximately 26 billion cubic feet of natural gas to approximately 68,000 customers through regulated utilities operating in Montana, Ohio, Pennsylvania, Maine, North Carolina and Kentucky. The Company’s other operations include interstate pipeline, natural gas production, and natural gas marketing. The Company's Montana public utility was originally incorporated in 1909. Its strategy for growth is to expand throughput in the Maine and North Carolina markets, while looking for acquisitions that are either adjacent to its existing utilities or in under saturated markets.

Gas Natural Inc. regularly posts information on its website at www.egas.net.

Safe Harbor Regarding Forward-Looking Statements
The Company is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words "anticipates," "estimates," "expects," "intends," "plans," "predicts," "believes" and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company's business generally include but are not limited to the Company's ability to successfully integrate the operations of the companies it has recently acquired and consummate additional acquisitions, the Company's continued ability to make dividend payments, the Company's ability to implement its business plan, fluctuating energy commodity prices, the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers, changes in the utility regulatory environment, wholesale and retail competition, the Company's ability to satisfy its debt obligations, including compliance with financial covenants, weather conditions, litigation risks, and various other matters, many of which are beyond the Company's control, the risk factors and cautionary statements made in the Company's public filings with the Securities and Exchange Commission, and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.'s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, contact:

Gas Natural Inc.	Investor Relations
James E. Sprague, Chief Financial Officer	Deborah K. Pawlowski or Karen L. Howard, Kei Advisors LLC
Phone: (440) 974-3770	Phone: (716) 843-3908 / (716) 843-3942
Email: jsprague@egas.net	Email: dpawlowski@keiadvisors.com / khoward@keiadvisors.com